SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: October 1, 2005

GTREX CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31974	13-4171971
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

65 Enterprise, Aliso Viejo, CA 92656
(Address of principal executive offices)

Registrant's telephone number, including area code: 949-330-7140

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 1, 2005, the Company appointed James Bickel as Director of Operations on the Board of Directors, which took away his independent director qualification.  The Board of Directors then appointed Mr. Robert McCoy and Mr. Gary Nerison as members of the Board of Directors.  Mr. McCoy and Mr. Nerison entered into an agreement with the Company, effective as of October 1, 2005. The agreement has a twelve month term, subject to renewal upon agreement of parties. Under the agreement, they are entitled to a monthly $1,000 fee for services rendered. The Board now consists of Christopher Berlandier, James Bickel, Robert McCoy, Gary Nerison and Bruce Ruberg.

On October 1, 2005, the Company also appointed Mr. Robert McCoy and Mr. Gary Nerison to the Company’s Audit and Investment Committee. The Audit Committee now consists of Gary Nerison, Bruce Ruberg and Robert McCoy serving as Chairman of the committee and the Investment Committee now consists of Robert McCoy, Gary Nerison and Bruce Ruberg serving as Chairman of the committee.

The following biographical information is provided:

Robert McCoy, Director – Mr. McCoy is an experienced senior executive.  As president of Marquis Elevator, Inc. from 1975 to 1990, he built and then later sold the largest independent elevator company in Nevada.  Subsequent to selling Marquis Elevator, Mr. McCoy was the General Manager of Canyon Investments, Inc. in Las Vegas Nevada from 1990 to 1996.  Since 1996, Mr. McCoy has served as Facilities Manager for the Church of Jesus Christ of Latter Day Saints, responsible for 487,000 square feet of facilities in the Las Vegas area.  Mr. McCoy is a graduate of the University of Tennessee.

Gary Nerison, Director – Mr. Nerison is an experienced entrepreneur in commercial real estate and loan brokerage companies. With his rich business commercial real estate background, over the last 36 years, Mr. Nerison has initiated and led to growth several commercial real estate and loan brokerage companies. In 1998, he founded a loan brokerage firm placing venture loans for new business, which he still currently manages.  Since 2002, he has been the Co-founder and President of World Health and Education Foundation, a charitable organization.  Mr. Nerison attended Augustana College in Sioux Falls, South Dakota with Major in Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTREX CAPITAL, INC.

October 6, 2005 Date	/s/ Christopher Berlandier Christopher Berlandier, Chief Executive Officer